MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of International Silver Inc., of our report dated January 28, 2008 on our audit of the financial statements of International Silver Inc. as of December 31, 2007, 2006, and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006, 2005 and from inception of Exploration Stage June 16, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 9, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501